Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is between CONCURRENT COMPUTER CORPORATION, a Delaware corporation (the “Company”), and EMORY O. BERRY, a resident of the State of Georgia (“Employee”).

Employee has been employed by the Company pursuant to an employment agreement dated as of August 1, 2008 between the Company and Employee (the “Employment Agreement”). Employee’s employment with the Company will be terminated on the Separation Date (as defined below). Employee and the Company now desire to specify the terms and conditions of Employee’s separation from employment. Therefore, in consideration of the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

1.            Acknowledgment of Separation. Employee acknowledges that his employment with the Company will end on the close of business on May 15, 2017 (the “Separation Date”). From and after the Separation Date, Employee shall not represent himself as being an employee, officer, director, agent or representative of the Company for any purpose. From and after the Separation Date, Employee will not be entitled to any compensation or benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, except as expressly provided under this Agreement or as required by law.

2.            Separation Pay. Subject to Employee’s compliance with the terms and conditions of this Agreement, the Company will provide Employee with the payments and benefits described in clauses (a), (b), (c) and (d) below. Employee understands and agrees that such payments and benefits encompass and are in lieu of any and all other payments and benefits to which he may be entitled from the Company, other than any vested benefits to which Employee is entitled pursuant to any employee benefit plan maintained by the Company.

(a)          Separation Payments. The Company will pay Employee the sum of $336,044, less applicable tax withholdings and deductions, such amount representing twelve (12) months of Employee’s base salary as in effect immediately prior to the Separation Date. Such amount will be paid in substantially equal installments on each regularly scheduled pay date for a period of twelve (12) consecutive months (each such payment, a “Separation Payment”), commencing on the Company’s next scheduled pay day after the Effective Date (as defined in Section 3(b) below).

(b)          Annual Bonus Payment. The Company will pay Employee the sum of $100,813, less applicable withholding taxes and deductions, such amount representing the annual bonus accrued with respect to Employee for fiscal year 2017. Such amount will be paid in a lump sum payment on the Company’s next scheduled pay day after the Effective Date.

(c)          Medical Benefits Continuation. Provided that Employee timely elects COBRA continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), during the eighteen (18) month period following Employee’s Separation Date (the “Continuation Period”), the Company will provide Employee and his eligible dependents with COBRA continuation coverage. Employee’s cost for such COBRA continuation coverage will equal the premium charged to active employees during such period, and the remainder of the COBRA premium will be paid by the Company.

(d)          Vesting of Restricted Stock Awards. The Company will accelerate vesting of a portion of Employee’s unvested restricted stock awards (“Restricted Stock”) as shown on Exhibit 1 hereto, such that a total of 54,686 shares of Restricted Stock shall become fully vested on the day immediately preceding the closing date of the transactions contemplated by the asset purchase agreement between the Company and Real Time, Inc. Employee shall satisfy all taxes resulting from the vesting of such Restricted Stock by authorizing the Company to withhold an amount equal to such taxes from the following sources in the following order: any dividends previously accrued and payable with respect to such vested Restricted Stock as reflected on Exhibit 1 hereto, the Annual Bonus payable pursuant to Section 2(b), and/or the Separation Payments payable pursuant to Section 2(a).

3.            General Release.

(a)          General Release. In consideration of the payments provided under this Agreement, which are in addition to anything of value to which Employee is otherwise entitled, Employee, on behalf of himself and anyone claiming through him, hereby fully and completely releases the Company, its affiliates and related entities, and each of their respective current and former employees, officers, directors, shareholders, members, managers, agents, employee benefit plans and fiduciaries, insurers, trustees, attorneys, joint venture partners, transferees, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that Employee has had, now has, or may have against the Released Parties (or any of them) from the beginning of time through the date Employee signs this Agreement, with the exception of any claims that cannot legally be waived by private agreement and any claims that may arise after the date Employee signs this Agreement (the claims released under this Agreement are collectively referred to as the “Released Claims”). Subject to the limitations in the immediately preceding sentence, the Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act (with respect to unvested benefits), COBRA, the Americans with Disabilities Act, 31 U.S.C. § 3730(h), the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; all claims for breach of any express or implied contract; all claims for breach of any covenant of good faith and fair dealing; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation, equity, fringe benefits and severance allowances or entitlements; all tort claims (including claims for fraud, slander, libel, defamation, disparagement, and negligent or intentional infliction of emotional distress); all claims for compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. Employee hereby waives any right to seek or recover any individual relief in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Employee or by any other person or entity, with the exception of any right to receive an award for information provided to the U.S. Securities and Exchange Commission.

(b)          Release of ADEA Claims. The Released Claims include any claims Employee may have against any of the Released Parties under the ADEA. Employee understands that he has 21 days from the date this Agreement was initially delivered to him to decide whether to sign it (the “Consideration Period”), although Employee may sign this Agreement sooner if he chooses. If Employee decides to sign this Agreement before the expiration of the Consideration Period, Employee represents that his decision is knowing and voluntary. Employee agrees that any revisions made to this Agreement after it was initially delivered to him, whether material or immaterial, do not restart the Consideration Period. Employee may revoke this Agreement within seven days after signing it. This Agreement will not become effective or enforceable until the eighth day after Employee has signed this Agreement without having revoked it (the “Effective Date”). In the event Employee chooses to revoke this Agreement, Employee must notify the Company in writing in accordance with Section 14 of this Agreement. Any such notice of revocation must be delivered to the Company in a manner calculated to ensure receipt prior to 11:59 p.m. Eastern Time on the day prior to the Effective Date. If Employee does not sign this Agreement prior to the expiration of the Consideration Period, or if Employee revokes this Agreement, he will not be entitled to any of the benefits set forth in Section 2 of this Agreement. The Company advises Employee to consult with an attorney prior to signing this Agreement.

4.            Covenant Not to Sue. Except for an action to challenge the validity of Employee’s release of claims under the ADEA, or as otherwise provided in Section 12 below, Employee promises that he will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event Employee breaches the covenant contained in this Section 4, Employee agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 4.

5.            Representations. Employee represents and warrants that (a) Employee has been fully compensated for all hours worked with the receipt of Employee’s final paycheck; (b) Employee has returned all Company property in his possession or control and has permanently deleted any and all documents and information containing trade secrets and/or confidential information of the Company stored on any electronic device, web-based email or other storage location not owned by the Company but within Employee’s possession or control; (c) Employee is not aware of any activity by the Company or any other Released Party that Employee believes to be unlawful or potentially unlawful; (d) Employee has not filed any complaints, claims or actions against the Company or any other Released Party; and (e) Employee has not assigned, transferred, conveyed or otherwise disposed of any Released Claims.

6.            Survival of Obligations.

(a)          Each of the covenants set forth in Exhibit B of the Employment Agreement shall continue in full force and effect in accordance with their respective terms, and such covenants are hereby incorporated herein by reference and made a part of this Agreement.

(b)          Notwithstanding anything herein to the contrary, the Company hereby waives and agrees not to enforce the non-solicitation provisions of that certain confidentiality agreement, dated as of December 13, 2016, by and between the Company and Battery Management Corp. with respect to a solicitation of Employee by Battery Management Corp. or any of its affiliates; provided, that in no event shall this Section 6(b) be deemed to limit or alter any covenant not to compete with the Company as set forth in Exhibit B of the Employment Agreement.  Battery Management Corp. and its affiliates shall be express third party beneficiaries of this Section 6(b) and shall be entitled to enforce the waiver and agreement in this Section 6(b) against the Company solely in connection with any solicitation of Employee by Battery Management Corp. or its affiliates.

7.            Non-disparagement. Except as otherwise provided in Section 12 below, Employee agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company or its officers, directors, employees, clients or services.

8.            Confidentiality. Except as otherwise provided in Section 12 below or as necessary to comply with Employee’s obligations under Section 10 below, Employee shall not disclose any of the terms of this Agreement to any individual or entity except Employee’s attorneys and tax advisors. Such individuals will be considered Employee’s agents and will also be bound by this Agreement to the extent permitted by law.

9.            Injunctive Relief. Employee acknowledges that any breach of his obligations under Sections 6 and 7 of this Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Employee agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to specific performance and injunctive and other equitable relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

10.          Notification to Subsequent Employer. Employee agrees to notify any subsequent employer of the existence and terms of the provisions set forth in Sections 6 through 9 of this Agreement. In addition, Employee authorizes the Company to provide a copy of such provisions to third parties, including but not limited to Employee’s subsequent, anticipated or possible future employers.

11.           Cooperation. Employee agrees to cooperate with the Company and be reasonably available to confer with the Company with respect to continuing and/or future matters related to the period during which Employee was employed by the Company (including, without limitation, promptly responding to requests for information and appearing at the Company’s request to give truthful testimony without requiring service of a subpoena or other legal process). The Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in connection with providing cooperation pursuant to this Paragraph 11 and, to the extent not prohibited by law, compensate Employee at his reasonable hourly rate for any consulting services rendered.

12.         Protected Rights. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Employee from providing truthful testimony in response to a lawfully issued subpoena or court order.  Further, this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

13.         Defend Trade Secrets Act. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

14.         Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service to the parties at the addresses set forth below:

To the Company:	Concurrent Computer Corporation
Attn: Derek Elder
4375 RiverGreen Parkway, Suite 100
Duluth, Georgia 30096

To Employee:	Emory O. Berry
4220 Berkeley View Drive
Berkeley Lake, Georgia 30096

or to such other address as shall be furnished in writing by either party to the other party; provided, that such notice or change in address shall be effective only when actually received by the other party. The date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, (ii) three business days after the date of mailing if sent by certified or registered mail, or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

15.           Arbitration. Any disputes or claims of any kind or nature, including as to arbitrability under this Agreement, between Employee and the Company arising out of, related to, or in connection with any aspect of Employee’s employment with the Company or its termination, including all claims arising out of this Agreement and claims for alleged discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any other federal, state, or local law, shall be settled by final and binding arbitration in Fulton County, Georgia. Either party may file a written demand for arbitration with the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes. The arbitration shall be conducted by a single neutral arbitrator who is a member of the Bar of the State of Georgia, has been actively engaged in the practice of law for at least fifteen (15) years, and has substantial experience in connection with business transactions and interpretation of contracts. In considering the relevancy, materiality, discoverability, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, and appropriate protection of the Company’s confidential information. Upon the request of either party, the arbitrator’s award shall be written and include findings of fact and conclusions of law. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction. Any arbitration of any claim by Employee may not be joined or consolidated with any other arbitration(s) by or against the Company, including through class or collective arbitration. The prevailing party in any such arbitration, or in any action to enforce this Section or any arbitration award hereunder, shall be entitled to recover that party’s attendant attorneys’ fees and related expenses from the other party to the maximum extent permitted by law. The Company shall be responsible for payment of all mediation and arbitration filing and administrative fees, and all fees and expenses of the mediator or arbitrators, irrespective of the outcome, as to any federal statutory claims by Employee or as may otherwise be required by law for this Agreement to be enforceable. Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against the Employee at any time without resorting to arbitration. The parties agree that this Agreement involves interstate commerce and that this arbitration provision is therefore subject to and governed by the Federal Arbitration Act.

16.           General Provisions.

(a)          No Admission of Liability. The Company and its agents expressly deny that they have any liability to Employee, and this Agreement is not to be construed as an admission of any such liability. If this Agreement does not become effective, it shall be deemed negotiation for settlement purposes only and will not be admissible or usable for any purpose.

(b)          Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement, and supersedes and replaces any and all other agreements, written or oral, express or implied, between the parties concerning the same subject matter, with the exception of any prior restrictive covenants or invention assignment agreements between the parties, which remain in effect. No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by Employee and a duly authorized representative of the Company.

(c)          Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

(d)          Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. In the event a court of competent jurisdiction determines that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unreasonable or unenforceable as drafted, it is the intent of the parties that such restriction be modified to render it enforceable to the maximum extent permitted by law.

(e)          Successors and Assigns. Employee may not assign this Agreement or any part hereof, and any purported assignment by Employee shall be null and void. This Agreement shall be assignable by the Company and inure to the benefit of the Company and its successors and assigns.

(f)          Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice of law rules. While it is the intention of the parties that Section 15 of this Agreement be fully enforced, to the extent any judicial action is required in aid of Section 15 of this Agreement or otherwise, any such action arising under or related to this Agreement or Employee’s employment with the Company shall be filed exclusively in the state or federal courts with jurisdiction over Fulton County, Georgia, and the parties hereby consent to the jurisdiction and venue of such courts.

(g)          Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

(h)          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. This Agreement may be signed and delivered by fax transmission or email, which shall be effective as an original.

(i)          Section 409A. Payments pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”) pursuant to either the involuntary separation pay exception or the short-term deferral exception, and the provisions of this Agreement will be administered, interpreted and construed accordingly. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective on the Effective Date.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Derek J. Elder
Derek J. Elder
President and Chief Executive Officer

May 15, 2017
Date

/s/ Emory O. Berry
EMORY O. BERRY

May 15, 2017
Date

EXHIBIT 1

Grant Date	Vesting Term	Original Grant	Total Vested Shares	Total Unvested Shares	Pro Rata Factor	Shares Accelerated	Dividends Accrued	Dividends Accelerated
9/4/13	4-Year Pro-Rata	5,487	4,116	1,371	0.932	1,277	$2,467.80	$2,299.35
10/30/14	3-Year Cliff	27,000	0	27,000	0.911	24,589	$32,400.00	$29,506.80
8/17/15	3-Year Cliff	36,000	0	36,000	0.587	21,120	$30,240.00	$17,741.17
9/1/16	3-Year Cliff	31,000	0	31,000	0.248	7,700	$11,160.00	$2,772.16

		99,487	4,116	95,371		54,686	$76,267.80	$52,319.48